As filed with the Securities and Exchange Commission on January 18, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

(Exact name of registrant as specified in its charter)

Ireland	98-1032470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

45 Fitzwilliam Square

Dublin 2, Ireland

011-353-1-634-4183

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jazz Pharmaceuticals plc 2011 Equity Incentive Plan (formerly the Jazz Pharmaceuticals, Inc. 2011 Equity Incentive Plan)

Jazz Pharmaceuticals plc 2007 Equity Incentive Plan (formerly the Jazz Pharmaceuticals, Inc. 2007 Equity Incentive Plan)

Jazz Pharmaceuticals plc 2003 Equity Incentive Plan (formerly the 2003 Equity Incentive Plan of Jazz Pharmaceuticals, Inc.)

Jazz Pharmaceuticals plc 2007 Employee Stock Purchase Plan (formerly the Jazz Pharmaceuticals, Inc. 2007 Employee Stock Purchase Plan)

Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Option Plan (formerly the Jazz Pharmaceuticals, Inc. Amended and Restated 2007 Non-Employee Directors Stock Option Plan)

Jazz Pharmaceuticals plc Amended and Restated Directors Deferred Compensation Plan (formerly the Jazz Pharmaceuticals, Inc. Amended and Restated Directors Deferred Compensation Plan)

Bruce C. Cozadd

Chairman and Chief Executive Officer

Jazz Pharmaceuticals plc

c/o Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

(650) 496-3777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Suzanne Sawochka Hooper

Chadwick L. Mills

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304-1130

(650) 843-5000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Ordinary shares, nominal value $0.0001 per share	10,910,298(2)	$15.35-$46.39	$406,041,834.00	$46,532.39

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional ordinary shares of the Registrant that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding ordinary shares of the Registrant.
(2)	Represents ordinary shares of the Registrant (a) issuable pursuant to outstanding stock options and other equity awards originally granted under the plans of Jazz Pharmaceuticals, Inc. (“JPI”) set forth herein, and (b) reserved for future grant under the plans of JPI set forth herein and assumed by the Registrant pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of September 19, 2011, as amended, by and among the Registrant, JPI, Jaguar Merger Sub Inc., and Seamus Mulligan, solely in his capacity as indemnitors’ representative. Pursuant to the Merger Agreement, each outstanding option to purchase shares of JPI common stock under (and each other equity award under) the JPI plans set forth herein were converted into an option to acquire or the right to receive, as applicable, the number of the Registrant’s ordinary shares equal to the number of shares of JPI common stock subject to such option or equity award immediately prior to the effective time of the Merger.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) the weighted average exercise price for ordinary shares subject to outstanding options granted under the specified plan and (b) the average of the high and low prices of the Registrant’s ordinary shares as reported on The NASDAQ Global Select Market on January 18, 2012. The chart below details the calculations of the registration fee:

Securities	Number of Ordinary Shares	Offering Price Per Share(2)	Aggregate Offering Price
Ordinary Shares issuable upon the exercise of outstanding options originally granted under the 2003 Equity Incentive Plan of Jazz Pharmaceuticals, Inc.*	337,861	$25.53(2)(a)	$ 8,625,591.33
Ordinary Shares issuable upon the exercise of outstanding options originally granted under the Jazz Pharmaceuticals, Inc. 2007 Equity Incentive Plan*	2,997,394	$15.35(2)(a)	$ 46,009,997.90
Ordinary Shares credited to individual non-employee director phantom stock accounts under the Jazz Pharmaceuticals, Inc. Amended and Restated Directors Deferred Compensation Plan	23,841	$46.39(2)(b)	$ 1,105,983.99
Ordinary Shares reserved for future grant under the Jazz Pharmaceuticals plc 2007 Equity Incentive Plan	1,000,000	$46.39(2)(b)	$ 46,390,000.00
Ordinary Shares reserved for future grant under the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan	5,000,000	$46.39(2)(b)	$231,950,000.00
Ordinary Shares reserved for future grant under the Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Option Plan	385,261	$46.39(2)(b)	$ 17,872,257.79
Ordinary Shares reserved for future issuance under the Jazz Pharmaceuticals plc Amended and Restated Directors Deferred Compensation Plan	163,816	$46.39(2)(b)	$ 7,599,424.24
Ordinary Shares reserved for future grant under the Jazz Pharmaceuticals plc 2007 Employee Stock Purchase Plan	1,002,125	$46.39(2)(b)	$ 46,488,578.75
Proposed Maximum Aggregate Offering Price			$406,041,834.00
Registration Fee			$ 46,532.39

*	Pursuant to the terms of the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan, any shares subject to outstanding options originally granted under the 2003 Equity Incentive Plan of Jazz Pharmaceuticals, Inc. or the Jazz Pharmaceuticals, Inc. 2007 Equity Incentive Plan that expire or terminate for any reason prior to exercise or settlement shall become available for issuance pursuant to stock awards granted under the Jazz Pharmaceuticals plc 2011 Equity Incentive Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Jazz Pharmaceuticals plc (the “Company”) to register 10,910,298 ordinary shares of the Registrant, nominal value $0.0001 per share (the “Ordinary Shares”), issuable under the plans and awards set forth herein, which plans and awards were converted or adopted and assumed, as applicable, in connection with the Merger described below.

The Company is a public limited company formed under the laws of Ireland that was formerly named Azur Pharma Public Limited Company. The Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of September 19, 2011, as amended, by and among the Company, Jazz Pharmaceuticals, Inc. (“JPI”), Jaguar Merger Sub Inc. (“Merger Sub”), and Seamus Mulligan, solely in his capacity as indemnitors’ representative. Pursuant to the Merger Agreement, Merger Sub merged with and into JPI (the “Merger”), with JPI surviving the Merger as a wholly-owned subsidiary of the Company. In the Merger, all outstanding shares of the common stock, par value $0.0001 per share, of JPI (“JPI Common Stock”) were canceled and converted into the right to receive Ordinary Shares on a one-for-one basis. The Ordinary Shares trade on the same exchange, The NASDAQ Global Select Market, and under the trading symbol, “JAZZ”, that the shares of JPI Common Stock traded on and under prior to the Merger. The Company is considered the successor to JPI for certain purposes under both the Securities Act of 1933, as amended, and Securities Exchange Act of 1934, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Jazz Pharmaceuticals plc (the “Registrant”) or Jazz Pharmaceuticals, Inc. (“JPI”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

•	JPI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 8, 2011;

•

the information specifically incorporated by reference into JPI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 from JPI’s definitive proxy statement on Schedule 14A, filed with the Commission on April 12, 2011;

•

JPI’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011, filed with the Commission on May 9, 2011, August 3, 2011 and November 8, 2011, respectively;

•

JPI’s Current Reports on Form 8-K filed with the Commission on January 7, 2011, February 11, 2011, March 9, 2011, March 28, 2011, April 19, 2011, May 25, 2011, September 19, 2011, October 28, 2011, November 10, 2011, December 12, 2011 and January 12, 2012; and

•

the Registrant’s Current Report on Form 8-K filed with the Commission on January 18, 2012 (which evidences the registration of the Registrant’s ordinary shares under Section 12(b) of the Exchange Act and includes therein a description of the Registrant’s ordinary shares).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the Registrant’s ordinary shares offered have been sold or which deregisters all of such ordinary shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the Registrant’s memorandum and articles of association, subject to the provisions of, and so far as may be permitted by the Irish Companies Acts of 1963 to 2009, every director, the secretary and current or former executives may be indemnified by the Registrant against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending civil or criminal proceedings that relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, secretary, executive or employee of the Registrant and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. Under the Registrant’s memorandum and articles of association, the Registrant’s directors, secretary and current or former directors, however, will not be entitled to the indemnification by the Registrant if they incurred the liabilities through their own fraud, dishonesty or conscious, intentional or willful breach of the obligation to act honestly, lawfully and in good faith.

The Registrant has entered or is expected to enter into indemnity agreements with each of its directors, its secretary and persons designated as executive officers that require it to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, judgments, fines, penalties, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding or alternative dispute resolution mechanism, inquiry, hearing or investigation, whether threatened, pending or completed and whether conducted by the Registrant or any other party, to which any such person may be made a party by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of the Registrant or any of its subsidiaries or other affiliated enterprises, provided that such person’s conduct did not constitute a breach of his or her duty of loyalty or other fiduciary duty to the Registrant or its shareholders, and was not an act or omission not in good faith or which involved intentional misconduct or a knowing violation of laws. The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. The indemnity agreements with certain of the Registrant’s directors further provide that, with respect to a director that is serving on the Registrant’s board of directors at the direction of a venture or other investment fund or entity, with respect to such indemnitee’s service as a director, officer, employee, agent and/or fiduciary of the Registrant, the Registrant’s obligations under the indemnity agreement are the primary source of indemnification and advancement, the Registrant is required to make all expense advances, and the Registrant is liable for all of such indemnitee’s expenses, to the extent required by the indemnity agreement and the Registrant’s memorandum and articles of association, without regard to any rights the indemnitee may have against the applicable venture or other investment fund or entity, and the Registrant irrevocably waives, relinquishes and releases any and all claims against the applicable venture or other investment fund or entity for contribution, subrogation or any other recovery of any kind in connection with the Registrant’s obligations under the indemnity agreement. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, secretary, executives or employees for which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by the Registrant.

The merger agreement dated September 19, 2011 that the Registrant entered into with Jazz Pharmaceuticals, Inc., or JPI, and certain other parties provides that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the closing of the merger contemplated by said merger agreement, then existing in favor of the current or former directors, secretaries, executives or employees of the parties, will survive the closing of the merger and remain in full force and effect, whether such rights are or were provided for in the parties’ respective governing documents, in agreements then existing or agreements to be entered into in accordance with the merger agreement. The parties further agreed to use their respective reasonable best efforts to cause the Registrant or one of its subsidiaries to enter into agreements effective as from the closing with the directors, secretary and executives of the Registrant providing such individuals with such exculpation, indemnification and advancement of expenses in respect of claims against such individual in such capacity as may be permitted under applicable law.

The Registrant maintains directors’ and officers’ liability insurance. The policy insures the Registrant’s directors, secretary and executives against unindemnified losses arising from certain wrongful acts in their capacities as directors, secretary and executives, and reimburses the Registrant for those losses for which the Registrant has lawfully indemnified the directors, secretary and executives. The policy contains various exclusions, none of which will apply to any offerings pursuant to this registration statement. In addition, the merger agreement provides that the Registrant will, and will cause each of JPI and the Registrant to, maintain in effect for six years from the closing date of the merger contemplated by the merger agreement directors’ and officers’ liability insurance covering those persons who were then covered by the directors’ and officers’ liability insurance policies of JPI and the Registrant, as applicable, on terms not less favorable than such then existing insurance coverage.

The Registrant is a party to various investor rights and registration rights agreements that provide for cross-indemnification in connection with registration of the Registrant’s ordinary shares on behalf of parties to such agreements, including selling shareholders that may be named in one or more supplements to the prospectus included in the registration statement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Document

3.1	Memorandum and Articles of Association of the Registrant (incorporated herein by reference to exhibit 3.1 in the Registrant’s current report on Form 8-K (File No. 001-33500), as filed with the SEC on January 18, 2012).

4.1	Reference is made to Exhibit 3.1.

5.1	Opinion of A&L Goodbody.

23.1	Consent of A&L Goodbody (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page hereto).

99.1	Jazz Pharmaceuticals plc 2011 Equity Incentive Plan.

99.2	Jazz Pharmaceuticals plc 2007 Employee Stock Purchase Plan.

99.3	Jazz Pharmaceuticals plc 2007 Equity Incentive Plan.

99.4	Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Option Plan.

99.5	Jazz Pharmaceuticals plc 2003 Equity Incentive Plan

99.6	Jazz Pharmaceuticals plc Amended and Restated Directors Deferred Compensation Plan.

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on January 18, 2012.

JAZZ PHARMACEUTICALS PLC

By:	/s/ Bruce C. Cozadd
Bruce C. Cozadd
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce C. Cozadd, Kathryn E. Falberg and Karen J. Wilson, and each or any of them, as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his or her name and behalf in their capacities as officers and directors to enable Jazz Pharmaceuticals plc to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title	Date

/s/ Bruce C. Cozadd Bruce C. Cozadd	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2012

/s/ Kathryn E. Falberg Kathryn E. Falberg	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 18, 2012

/s/ Karen J. Wilson Karen J. Wilson	Vice President, Finance and Principal Accounting Officer (Principal Accounting Officer)	January 18, 2012

/s/ Paul L. Berns Paul L. Berns	Director	January 18, 2012

/s/ Bryan C. Cressey Bryan C. Cressey	Director	January 18, 2012

/s/ Patrick G. Enright Patrick G. Enright	Director	January 18, 2012

/s/ Seamus Mulligan Seamus Mulligan	Director	January 18, 2012

/s/ Kenneth W. O’Keefe Kenneth W. O’Keefe	Director	January 18, 2012

/s/ Alan M. Sebulsky Alan M. Sebulsky	Director	January 18, 2012

/s/ Rick E Winningham Rick E Winningham	Director	January 18, 2012

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Memorandum and Articles of Association of the Registrant (incorporated herein by reference to exhibit 3.1 in the Registrant’s current report on Form 8-K (File No. 001-33500), as filed with the SEC on January 18, 2012).

4.1	Reference is made to Exhibit 3.1.

5.1	Opinion of A&L Goodbody.

23.1	Consent of A&L Goodbody (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in the signature page hereto).

99.1	Jazz Pharmaceuticals plc 2011 Equity Incentive Plan.

99.2	Jazz Pharmaceuticals plc 2007 Employee Stock Purchase Plan.

99.3	Jazz Pharmaceuticals plc 2007 Equity Incentive Plan.

99.4	Jazz Pharmaceuticals plc Amended and Restated 2007 Non-Employee Directors Stock Option Plan.

99.5	Jazz Pharmaceuticals plc 2003 Equity Incentive Plan

99.6	Jazz Pharmaceuticals plc Amended and Restated Directors Deferred Compensation Plan.